Exhibit 99.1

Guardian Technologies International Issues Annual Letter to Shareholders

Herndon, VA - January 27, 2010 – Guardian Technologies International (OTCBB: GDTI) has issued its annual letter to shareholders:

Dear Shareholder,

Looking back on 2009 -- it was a tumultuous year of challenges, a year of increased product applications and business opportunities, both domestically and internationally, and a year in which we accomplished significant platforms for growth.  While the stock market has yet to realize the enormous economic value of our core technology, the international healthcare community has openly and actively embraced our Signature Mapping™ platform, specifically our automated tuberculosis detection product, Signature Mapping TBDx. In addition, I am extremely pleased with the direction the Transportation Security Administration has taken with the DICOS Initiative, which we co-chair. The imaging standards proposed under DICOS would allow for seamless integration of PinPoint™ across all manufacturers and all scanning platforms.

During 2009, we made critical decisions intended to position Guardian as the global leader in both healthcare diagnostics and security screening.  I’m proud of the accomplishments being reported to you, as well as the resolve the organization displayed in confronting the challenges and moving the company closer to success in this uncertain economy.

HEALTHCARE

In healthcare, our focus in 2009 was primarily on the detection of tuberculosis.  Guardian went to extreme measures to meet objectives that many established, world-renowned individuals and companies have failed to achieve.  Our achievements:

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Completed the development of Signature Mapping TBDx™ (SM TBDx™), our automated TB detection software in August 2009 -  a full three months ahead of schedule, (see: http://www.guardiantechintl.com/health.php?npage=cad),

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Successfully completed a SM TBDx Phase I clinical trial under the supervision of the South Africa government, in December 2009. The trial exceeded all criteria and we are confident that Phase II (the final phase), scheduled for early 2010, will go equally well.  On the strength of the performance of SM TBDx, we feel our company is positioned to quickly capture a significant share of this billion dollar plus market,       (see: http://www.guardiantechintl.com/news.php?npage=12012009_1&nmeta=131),

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Delivered the SM TBDx proposal requested by India’s government healthcare agencies in December. It accommodates the Indian laboratory protocols and provides for a fully automated diagnostic system, from automated slide handling to image capture to case level analysis. India’s senior government healthcare officials and scientists requested a proposal to fund the migration of SM TBDx to the Indian standard for sputum microscopy after our meetings with them in October and November,

            (see: http://www.guardiantechintl.com/news.php?npage=12222009_1&nmeta=132).

We are happy to report that our efforts in the fight against the global TB pandemic are beginning to be recognized internationally.  In addition to the very successful discussions with South African and Indian health officials, news outlets in Johannesburg have recently published an informative, positive report on Guardian’s TBDx product. The article states, “With its combination of sensitive diagnostic technology and labour-saving automation, TBDx could revolutionize TB testing in high burden countries like South Africa…” The article is available online at: http://www.plusnews.org/Report.aspx?ReportId=87607.

SECURITY

In security, our focus in 2009 was primarily on shifting the existing security paradigm from a proprietary hardware focus to a more integrable solution incorporating PinPoint software.  In addition, we established Guardian as an expert in security.  We have effectively staked our position by demonstrating a definitive understanding of the complexities and risks of security, while offering the fundamental missing element that bridges the security gap – the identification of threats by the use of automated detection software that is consistent versus the current ineffective methodology.  Our accomplishments:

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Joined NEMA’s Digital Communication in Security (DICOS) standards initiative in August 2009.  Funded by the TSA and the Department of Homeland Security, the committee is tasked with developing digital imaging and communications standards that can be used, in future government procurements, to enable networking between scanning systems and standardization of the imaging output from the hardware so third-party software and components, like PinPoint, can more easily be developed, tested and deployed.  As co-chair of the DICOS working committee, Guardian led the drafting of the proposed standards which, will impact acceptance of third-party software on scanners used by TSA and DHS.

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Participated in a funded proof-of-concept testing for the detection of specific liquid explosives for a major international government security organization. Due to government non-disclosure requirements, we cannot disclose details of the testing, but we can assure you that Guardian’s PinPoint™ threat identification software exceeded the government’s performance expectations and outperformed every other participant in the project. Guardian anticipates that governmental funding will be made available for the development of a complete PinPoint™ liquids detection module in early 2010.

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Submitted requested proposals to several international governments after successfully demonstrating PinPoint to them for specific high-security programs and events.  Guardian expects to receive responses and/or take next steps in 2010.

Facing Challenges

Without discounting in any way the progress made in 2009 and the accomplishments in product and business development, there is no doubt 2009 was a challenging year. I recognize and acknowledge that, as shareholders, you are concerned about the depressed share price.  So am I.  The negative impact of the depressed share price has greatly restricted our ability to raise the capital needed for operations and development efforts. The accomplishments of 2009 occurred through the sheer force of will of our employees as there has been very little cash on hand -- a situation that limits staff expansion and the development of additional product applications.  I can assure you that we are doing everything within our control to mitigate the financing constraints, provide a stable financial situation, and increase shareholder value.

An example of the limitations imposed by inadequate working capital is mammography. During 2009 controversy swirled around whether women under 50 should have mammograms.  The question arises as a result of the prevalence of false positives leading to unnecessary biopsies, a situation which clearly highlights the need for accurate image analysis and data extraction technologies like Guardian’s Signature Mapping platform.  Although there is a very significant opportunity in mammography, we are unable to provide the financial resources to fund the additional development needed to complete this application.  Instead, we focus our resources on monetizing our tuberculosis diagnosis application, since we believe that represents very near-term revenue.

To create media visibility and reach potential customers and the financial community, we have retained the services of Accentuate PR, a firm that previously helped us garner coverage on CNN/Anderson Cooper and other international media outlets.  These efforts promoted Guardian in a way that attracted new investors and helped to maintain a stable share price that more realistically reflected the true economic value of the technology and future revenue potential.  Additionally, we’ve ramped up fundraising efforts with an aggressive schedule of meetings with potential investors and funds, concurrent with accelerating new business development efforts on multiple fronts.  We are making headway and expect to continue our progress throughout 2010.

As a result of increased global economic uncertainty in 2009, customers lengthened their decision-making cycles and put off making key purchasing decisions, which caused shortfalls in our projections.  In addition, we became a victim of our own success.  With the exceptional results obtained by SM TBDx in the initial clinical trial, the TB executives in South Africa have made a strategic decision to leapfrog current hardware technology and to focus on a next-generation hardware configuration that doesn’t currently exist for TB detection.  While we are disappointed about the delay associated with this decision, we have not lost sight of the fact that Guardian will secure its position as the technology leader in not only the automated microscopic detection of tuberculosis, but in automated laboratory detection systems.  We believe strongly in Guardian’s potential and are committed to realizing that opportunity.

Going Forward

The company is very well positioned to execute its long-term vision and strategy.  Broad-based successes will demonstrate that the company’s industry-leading technologies will increasingly capture the attention of decision makers worldwide.  Further, the solid foundation we built in 2009 as a clear leader in digital image analysis and data extraction puts us in a position of strength as we enter 2010.  Guardian’s evolved structure and growing interest of major multinational customers allows our specialized teams to extend their reach and penetrate new markets with renewed vigor and motivation.

Given the recent Christmas Day bombing attempt, President Obama has called for new security screening technologies.  Although the majority of the attention has been focused on full-body scanners as THE solution, they DO NOT possess explosives detection capabilities (the ability to identify an explosive vs simply providing an image that may or may not contain an explosive). Guardian is using this opportunity to meet with government and non-government influencers and decision makers, as well as the investment community, to demonstrate that Guardian’s PinPoint explosives and weapon detection capabilities are unmatched by current scanners and are a necessary addition for airport and facilities checkpoint security screening, (see: http://www.guardiantechintl.com/security.php).

We have contacted Senator Lieberman, Chairman of the Senate Homeland Security Committee, and members of the Senate and House Homeland Security Committees.  We have requested individual meetings with these members and have asked to testify in upcoming Homeland Security hearings about software solutions that solve the underlying problems in scanner threat detection.

REQUESTING YOUR ASSISTANCE

We are requesting that you contact your Congressional Representatives and ask them to make a change.  Let them know that it is in the public's best interest to improve current security screening technology by looking beyond hardware to existing software technologies, like Guardian’s PinPoint.  Ask that they consider integration of imaging analysis software and components that will close the gap in security.  We have developed sample letters that we encourage you to personalize and send to your specific elected officials since they are charged with looking out for you – their constituents. The letters and links providing contact info for your specific congressional representatives are located at http://www.guardiantechintl.com/writetocongress.

In conclusion, we are renewing our commitment to building shareholder value through intelligent growth in 2010 as we focus on generating revenue and leveraging the exciting progress that Guardian made in 2009. I want to thank you, our shareholders, employees and partners, for your continuing support during 2009 and for playing an important role in the continued development of our products.

Sincerely,

/s/ Michael W. Trudnak
Michael W. Trudnak
Chief Executive Officer

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the markets, variations in the company's cash flow, competition, celebrity programs, business development efforts, technology availability and cost of materials and other risk factors. Factors that could cause actual results to differ materially are discussed in the Company's most recent filings with the Securities and Exchange Commission.

CONTACT:

Julie Shepherd of Accentuate PR, +1-815-479-1833, Julie@accentuate.com